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                                                                      EXHIBIT 23



                         Independent Auditors' Consent





The Board of Directors
Ciprico Inc.:



We consent to incorporation by reference in the registration statements (No.2-89276, 33-47840, 2-96358, 33-5746, 33-14466 and 33-78116) on Form S-8 of
Ciprico Inc. of our report dated November 3, 1995, relating to the consolidated balance sheets of Ciprico Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 annual report on Form 10-KSB of Ciprico Inc.




                                                           KPMG PEAT MARWICK LLP



Minneapolis, Minnesota
December 14, 1995